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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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MWI Veterinary Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642

January 4, 2008

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of MWI Veterinary Supply, Inc. to be held at the Boise Centre On-The-Grove, 850 W. Front Street, Boise, Idaho 83702, on Wednesday, February 6, 2008, at 8:30 a.m. local time.

        At the meeting you will be asked to vote for the election of our directors, ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008 and approve the Company's 2008 Employee Stock Purchase Plan. I encourage you to vote for the nominees for director, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of the Company's Employee Stock Purchase Plan.

        Whether or not you are able to attend the meeting in person, your vote is important. I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or internet voting instructions that appear on the enclosed proxy card.

Very truly yours,

MWI VETERINARY SUPPLY, INC.

John F. McNamara
 Chairman

651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642
Phone: (800) 824-3703
Fax: (208) 955-8999

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are invited to attend the MWI Veterinary Supply, Inc. 2008 Annual Meeting of Stockholders.

Date:	February 6, 2008
Time:	8:30 a.m. MST
Place:	Boise Centre On-The-Grove 850 W. Front Street Boise, Idaho 83702

        Only stockholders who owned stock of record at the close of business on December 14, 2007 can vote at this meeting or any adjournments that may take place.

        The purposes of the Annual Meeting are:

  (1)
  to elect seven directors, each for a term of one year or until their respective successors have been elected and qualified;

  (2)
  to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2008;

  (3)
  to approve the Company's 2008 Employee Stock Purchase Plan; and

  (4)
  to transact any other business that may properly come before the meeting.

        We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Mary Patricia B. Thompson
 Senior Vice President of Finance and Administration, Chief Financial Officer

January 4, 2008

651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642
Phone: (800) 824-3703
Fax: (208) 955-8999
www.mwivet.com

PROXY STATEMENT

        This Proxy Statement and the accompanying proxy card are being mailed on or about January 4, 2008, to owners of shares of MWI Veterinary Supply, Inc. (the "Company") common stock in connection with the solicitation of proxies by the Board of Directors for the 2008 Annual Meeting of Stockholders (the "Annual Meeting"). This proxy procedure is necessary to permit all holders of common stock, many of whom are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

VOTING PROCEDURES

        Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the Internet must be received by 11:59 p.m., EST, on February 5, 2008.

        You may revoke this proxy at any time before it is voted by written notice to the Senior Vice President of Finance and Administration, Chief Financial Officer of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

        If you want to vote in person at the Annual Meeting and you hold shares of Company common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

        Who can vote?    Stockholders as of the close of business on December 14, 2007 are entitled to vote. On that day, 12,049,314 shares of common stock were outstanding and eligible to vote, and there were 32 registered holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of MWI Veterinary Supply, Inc., 651 S. Stratford Drive, Suite 100, Meridian, Idaho beginning January 25, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

        How does the Board of Directors recommend I vote?    The Board of Directors recommends a vote FOR each Board of Directors nominee, FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm and FOR the approval of the Company's 2008 Employee Stock Purchase Plan.

        What shares are included in the proxy card?    Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

        How do I vote by proxy?    Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

        How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. With respect to Item 1, because directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual

Meeting and entitled to vote, abstentions will have no effect on the election of directors. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, any abstentions will have the effect of votes against and any broker non-votes will not have any effect on these proposals.

        Who will count the vote?    The Company's Transfer Agent and Registrar, Wells Fargo Shareowner Services, will tally the vote.

        Who is soliciting this proxy?    Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of the Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's common stock.

        What if I can't attend the meeting?    If you are unable to attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

CORPORATE GOVERNANCE

        In accordance with the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, the Company's business, property and affairs are managed under the direction of the Board of Directors. Although the Company's non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company's business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

        Independence.    The Board of Directors has determined that four of the Company's seven directors are "independent" as defined in the applicable NASDAQ listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment. The following directors were determined to be independent: Keith E. Alessi, John F. McNamara, A. Craig Olson and William J. Robison. In accordance with applicable NASDAQ listing standards, the Company is required to have a majority of independent directors.

        Meetings of the Board of Directors and Stockholders.    It is the policy of the Board of Directors to meet at least quarterly. The Board of Directors held twelve meetings in fiscal year 2007. Each of the incumbent directors attended at least 75% of the Board of Directors meetings and any respective committee meetings of which they are a member. Directors are encouraged to attend annual meetings of stockholders and six of our directors attended the annual meeting of stockholders that was held on February 7, 2007. From time to time during fiscal year 2007, the Board of Directors met in executive session without members of management present. It is the policy of the Board of Directors to hold regular executive sessions where non-management directors meet without management participation.

        Corporate Governance Matters.    The Board of Directors adopted corporate governance guidelines in June 2005. Under these guidelines, directors are expected to advise the Chairman of the Board of Directors and the Chairman of the Corporate Governance and Nominating Committee prior to accepting any other public company directorship or any assignment to the Audit Committee or Compensation Committee of the Board of Directors of any public company of which such director is a member. Directors are also expected to report changes in their business or professional affiliations or responsibilities, including retirement. A director is expected to offer to resign if the Corporate

Governance and Nominating Committee concludes that the director no longer meets the Company's requirements for service on the Board of Directors. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board of Directors expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors. As long as the Board of Directors is not classified, the Corporate Governance and Nominating Committee will review each director's continuation on the Board of Directors annually.

        Communications with the Board of Directors.    If you would like to communicate with the Company's directors, please send a letter to the following address: MWI Veterinary Supply, Inc., Attention: Board of Directors c/o Senior Vice President of Finance and Administration, Chief Financial Officer, 651 S. Stratford Drive, Suite 100, Meridian, Idaho 83642. The Company's Senior Vice President of Finance and Administration, Chief Financial Officer will review each such communication and forward a copy to each member of the Board of Directors.

        Code of Conduct.    The Company is committed to ethical business practices. The Company originally published a corporate code of conduct in 2003, which has since been amended and restated. This code of conduct applies to all of the Company's employees and directors and includes the code of ethics for the Company's principal executive officer, principal financial officer and principal accounting officer within the meaning of the Securities and Exchange Commission ("SEC") regulations adopted under the Sarbanes-Oxley Act of 2002. The Company's corporate code of conduct can be found on the Company's website at www.mwivet.com. Please note that none of the information on the Company's website is incorporated by reference in this proxy statement.

        Committees of the Board of Directors.    The Board of Directors currently has four standing committees. Charters for each of these committees can be found on the Company's website at www.mwivet.com.

        Audit Committee—The Audit Committee was established under a written charter adopted in June 2005 and which became effective as of the time the Company was first listed on NASDAQ, to provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to (i) the integrity of the Company's financial statements and financial reporting process; (ii) systems of internal accounting and financial controls; (iii) performance of the Company's internal audit function and independent auditors; (iv) the independent auditor's qualifications and independence; (v) the annual independent audit of the Company's financial statements; (vi) the legal compliance and ethics programs established by Company management and the Board of Directors; and (vii) the Company's compliance with ethics policies and legal policies and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal auditors, and Company management. A detailed list of the Audit Committee's functions is included in its charter.

        The current members of the Audit Committee are Messrs. Alessi, McNamara, and Olson. Mr. Olson is the chairman of the Audit Committee. The Board of Directors has determined in its business judgment that each of the current members of the Audit Committee is financially literate and "independent" as defined in the applicable NASDAQ listing standards and the applicable rules under the Securities and Exchange Act of 1934 (the "Exchange Act") as in effect on the date this proxy statement is first being mailed to stockholders. In addition, the Board of Directors has determined that Mr. Alessi and Mr. Olson each qualify as an audit committee "financial expert" as defined in Item 401(h) of Regulation S-K. The Audit Committee held five meetings during fiscal year 2007.

        Compensation Committee—The Compensation Committee was established under a written charter adopted in June 2005 and effective as of the time the Company was first listed on NASDAQ, to discharge the Board of Directors' responsibilities relating to the compensation of the Company's Chief Executive Officer, the Company's other executive officers and its directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies, including the 2002 Stock Option Plan, the 2005 Stock-Based Incentive Compensation Plan and, if approved, the 2008 Employee Stock Purchase Plan.

        The current members of the Compensation Committee are Messrs. Alessi, McNamara and Robison. Mr. McNamara is the chairman of the Compensation Committee. The Compensation Committee consists entirely of directors who the Board of Directors has determined in its business judgment are "independent" as defined in the applicable NASDAQ listing standards. The Compensation Committee held five meetings during fiscal year 2007.

        Corporate Governance and Nominating Committee—The primary function of the Corporate Governance and Nominating Committee, established under a written charter adopted in June 2005 and effective as of the time the Company was first listed on NASDAQ, is (i) to assist the Board of Directors by identifying individuals qualified to become Board of Directors members and members of Board of Directors committees, to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders, and to recommend to the Board of Directors nominees for each committee of the Board of Directors; (ii) to lead the Board of Directors in its annual review of the Board of Directors' and management's performance; (iii) to monitor the Company's corporate governance structure; and (iv) to periodically review and recommend to the Board of Directors any proposed changes to the Corporate Governance Guidelines applicable to the Company. The Corporate Governance and Nominating Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board of Directors membership. The Corporate Governance and Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Corporate Governance and Nominating Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values; (ii) should have substantial experience which is of particular relevance to the Company; and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Corporate Governance and Nominating Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board of Directors as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors' deliberations and decisions.

        The Corporate Governance and Nominating Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company's Senior Vice President of Finance and Administration, Chief Financial Officer no later than the date by which stockholder proposals for action must be submitted and should include the following information: (a) the recommending stockholder's name, address, telephone number and the number of shares of the Company's stock held by such individual or entity and (b) the recommended candidate's biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

        The current members of the Corporate Governance and Nominating Committee are Messrs. Alessi, McNamara and Robison. Mr. McNamara is the chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of three directors who the Board of Directors has determined in its business judgment are independent as defined in the applicable NASDAQ listing standards. The Corporate Governance and Nominating Committee held one meeting during fiscal year 2007.

        Finance Committee—The primary functions of the Finance Committee are (i) to oversee and review the financial affairs of the Company; (ii) oversee the implementation of any plans relating to such financial affairs; and (iii) to oversee all material potential business and financial transactions. The current members of the Finance Committee are Messrs. Bruckmann, Cleary, Olson and Rebholtz. Mr. Bruckmann is the chairman of the Finance Committee. The Finance Committee held six meetings during fiscal year 2007.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of our Board of Directors is composed entirely of independent directors, and currently consists of Chairman John F. McNamara, Keith E. Alessi and William J. Robison. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect. The Compensation Committee administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our equity plans (including reviewing and approving equity grants to our officers and directors) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the "named executive officers"). The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to stockholders, in order to align our compensation structure with our organizational objectives.

        The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company's executive officers and directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans and policies. The specific responsibilities and functions of the Compensation Committee are delineated in the Charter of the Compensation Committee.

  Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In fiscal year 2007, the Compensation Committee did not, however, engage such experts.

  Role of Executive Officers

        The Company's Chief Executive Officer advises the Compensation Committee annually regarding the results of each other named executive officer's performance review and provides the Compensation Committee with written recommendations for target levels of compensation and benefits for each of the other named executive officers. In addition, the Company's Chief Executive Officer may periodically make recommendations to the Compensation Committee regarding hiring Company executives. The Compensation Committee meets in executive session, however, to discuss the Chief Executive Officer's compensation levels and independently conducts a review of the Chief Executive Officer's performance for purposes of determining suitable increases in levels of compensation. This review is led by the Chairman of the Compensation Committee.

  Compensation Committee Interlocks and Insider Participation

        During fiscal year 2007, none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company. None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company in which the amount involved exceeds $120,000. None of our executive officers served on the Compensation Committee (or another Board of Directors committee with similar functions or, if none, the entire Board of Directors) of another entity where one of that entity's executive officers served on our Compensation Committee. None of our executive officers was a director of another entity where one of that entity's executive officers served on our Compensation Committee; and none of our executive officers served on the Compensation Committee or the entire Board of Directors of another entity where one of that entity's executive officers served as a director on our Board of Directors, other than Mr. Cleary, the Company's President and Chief Executive Officer, who, prior to January 2, 2008, was a director of Agri Beef. Mr. Rebholtz, one of the Company's directors, is the President and Chief Executive Officer of Agri Beef. Neither Mr. Cleary nor Mr. Rebholtz have ever served on the Compensation Committee.

  Compensation Committee Statement

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company's proxy statement with management, and based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis section be included in the Company's proxy statement for fiscal year 2007.

        Members of the Compensation Committee:

John F. McNamara, Chairman Keith E. Alessi William J. Robison

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of our Executive Compensation Policy

        The objectives of the Company's compensation policy are to provide a compensation package that will allow us to:

  •
  attract and retain exceptional individuals as executive officers; and

  •
  provide key executives with motivation to perform to the full extent of their abilities to maximize the performance of the Company and deliver enhanced value to the Company's stockholders.

        The Compensation Committee attempts to achieve these objectives by annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, Chief Financial Officer and other key executive officers of the Company (the Chief Executive Officer, Chief Financial Officer and key executive officers named in the Summary Compensation Table, below, for purposes of this Compensation Discussion and Analysis are generally referred to as the "named executive officers"). The Compensation Committee evaluates the performance of the Chief Executive Officer and other key executive officers in light of those goals and objectives and determines and approves the compensation for named executive officers based on its evaluation.

        The Compensation Committee from time to time considers the competitiveness of our overall compensation arrangements in relation to comparable companies within the veterinary distribution industry based on information that is publicly available. For fiscal year 2007, however, the Compensation Committee did not engage in any formal benchmarking process.

        The Compensation Committee considers recommendations from the Chief Executive Officer regarding total compensation for the other named executive officers. The Chief Executive Officer annually presents his recommendations to the Compensation Committee in light of each named executive officer's performance and contribution toward the achievement of corporate performance objectives. The Compensation Committee reviews the Chief Executive Officer's assessment of each other named executive officer's performance and recommendations for compensation carefully in light of the Chief Executive Officer's proximity to the other executives and knowledge of their contributions to and goals for continuing achievement with the Company. The Compensation Committee independently evaluates the performance of the Chief Executive Officer and sets compensation for the Chief Executive Officer based on its own assessment of his prior year performance and goals for the following fiscal year. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it determines appropriate levels of compensation and, instead, focuses on its subjective evaluation of such items as its assessment of the named executive officer's performance during the prior year and increases in the cost of living in the Company's geographic locale.

Components of Executive Compensation

        Executive compensation consists primarily of an annual salary, an annual incentive bonus conditioned upon the attainment of specified Company financial performance goals and equity compensation designed to align each named executive officer's interests with the long term goals of the Company's stockholders. The Compensation Committee believes that it is important to place a significant portion of an executive officer's annual total compensation at risk by tying such officer's compensation directly to the performance of the Company, and accordingly, maintains an annual performance-based incentive bonus plan, described below.

  Annual Salary.

        An executive officer's annual salary is established initially on the basis of subjective factors, including experience, individual achievements, the level of responsibility assumed at the Company and market compensation practices in the Company's geographic locale. Each executive officer's salary is reviewed annually based on such executive officer's past performance, expected future contributions, the scope and nature of the responsibilities of the executive officer, including any changes in such responsibilities, and compensation practices among competitive peers.

        For fiscal year 2007, based on the recommendation of the Chief Executive Officer, the Compensation Committee approved increases in annual base salary for each of the named executive officers except Mr. Francis, who joined the Company at the end of fiscal year 2006. In determining appropriate increases, the Compensation Committee reviewed the performance assessment of each named executive officer, prepared by the Company's Chief Executive Officer, and independently reviewed the performance of the Chief Executive Officer. The Compensation Committee determined that Mr. Cleary had a strong year as Chief Executive Officer in fiscal year 2006, and that a 10% increase in base salary was appropriate for fiscal year 2007. The Compensation Committee increased Ms. Thompson's base salary by slightly more than 11%, based on Ms. Thompson's increased responsibilities since the prior fiscal year, including Ms. Thompson's promotion to Senior Vice President of Finance and Administration, Chief Financial Officer, and her oversight of inventory management, information technology and human resources departments of the Company. For Mr. Danielson, the Compensation Committee approved a 6% increase in base salary, based on the Company's sales performance and the increased amount of sales from the prior year, as well as the increased cost of living. For Mr. Hay, the Compensation Committee approved a 3% increase in base salary, which was the standard cost of living adjustment generally granted to employees of the Company for fiscal year 2007.

        The Compensation Committee approved an annual base salary of $135,000 when Mr. Francis was hired as the Company's Vice President and General Manager of the Specialty Resources Group. The salary was set after consideration of the current salaries of the other members of the Company's senior management team and the level of comparable compensation for similarly-positioned executives in the Company's industry and geographic locale. In addition, and in order to compensate Mr. Francis for a portion of the bonus and other compensation he would have received from his prior employer and for relocation expenses, the Compensation Committee awarded Mr. Francis a signing bonus of $90,000 that was paid in fiscal year 2006.

        The actual base salaries paid to each named executive officer for fiscal year 2007 are reported below in the Summary Compensation Table.

  Annual Incentive Bonus.

        The Compensation Committee believes that a portion of an executive officer's compensation should be tied to the achievement of the Company's performance goals in the form of an annual incentive bonus, in order to reward individual performance and Company success. Historically, annual incentive bonuses were paid contingent upon the Company's achievement of a minimum of 20% growth in the Company's EBITDA from the prior year and 20% Return on Net Assets. Prior to and immediately after the Company's initial public offering in 2005, the Compensation Committee considered this to be the level of growth that, given the Company's stage of development and the maturity of its industry, the Company would need to achieve in order to enable high returns for investors. The Compensation Committee also historically viewed a bonus opportunity of 50% of base salary as sufficient to properly incentivize each of the named executive officers to execute their duties to the best of their abilities.

        In fiscal year 2007, the Compensation Committee set target bonuses for the members of the Company's senior management team at 50% of their respective base salaries. Each named executive officer was only entitled to receive the full amount of his or her annual incentive bonus if specified financial performance goals related to the Company's diluted earnings per share and return on net assets were achieved. As a public company, the Compensation Committee determined that diluted earnings per share was a more appropriate metric to judge the Company's overall performance than the Company's EBITDA, which was historically used, particularly because securities analysts that follow the Company tend to consider the Company's earnings per share against projected levels when analyzing performance. To the extent these goals were not achieved in fiscal year 2007, the Compensation Committee would have had the discretion to award bonuses to the named executive officers in an amount lower than the stated 50% bonus opportunity. For fiscal year 2007, the Board of Directors approved the following financial performance goals, which, if met, would entitle each named executive officer to receive the full amount of his or her bonus:

Diluted Earnings Per Share	$1.35
Return on Net Assets	20%

        For fiscal year 2007, the Compensation Committee felt that the Company's achievement of these financial performance goals would clearly distinguish the Company from its competitors and would support an increased stock price, thereby ensuring a meaningful return to its stockholders. Therefore, the Committee determined to make the payment of the full amount of the annual incentive bonus contingent upon the achievement of these performance goals.

        For fiscal year 2007, the Company's diluted earnings per share and return on net assets exceeded the targeted levels. Accordingly each named executive officer received a bonus of 50% of base salary upon completion of the audit of the Company's fiscal 2007 financial statements in early fiscal year 2008. The bonuses paid to each named executive officer are reported in the Grants of Plan-Based Awards table and the Summary Compensation Table (under the heading "Non-Equity Incentive Plan Compensation") below.

  Quarterly Sales Bonus.

        The Company maintains a sales bonus plan for certain employees of the Company, which in fiscal year 2007 included Mr. Danielson. Under the terms of the sales bonus plan, Mr. Danielson was eligible to receive a quarterly sales bonus for achieving core sales targets (defined as the Company's total sales including certain gross billings from agency contracts but excluding sales to Feeders' Advantage and Banfield) of $148 million, $152 million, $175 million and $168 million for the first, second, third and fourth quarters, respectively. For fiscal year 2007, the sales bonus opportunity was $6,000 per quarter. Because of Mr. Danielson's additional earning opportunity under the quarterly sales bonus plan, the Compensation Committee had formerly set Mr. Danielson's base salary slightly lower than other named executive officers with similar qualifications and experience. For fiscal year 2008 this was changed, and these amounts were included in base salary to bring Mr. Danielson's compensation structure in line with that of the other named executive officers.

  Equity Based Compensation.

        In addition to annual salaries and incentive bonuses, the Compensation Committee may in its discretion grant stock options, restricted stock or deferred stock to executive officers and other employees of the Company in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. The Company believes that such equity-based compensation is important to align each named executive officer's interests with those of the Company's other stockholders. In connection with the leveraged buyout of the Company in 2002, the Company granted fair market value stock options to named executive officers. However, with the exception of Mr. Francis, who joined the Company at the end of fiscal year 2006, the Compensation Committee since that time has not granted equity based compensation to any of the named executive officers. Through fiscal year 2007, the Compensation Committee was of the view that the equity based compensation granted to the named executive officers in 2002 provided each named executive officer with a sufficient equity stake in the Company such that their interests were sufficiently aligned with the other stockholders, and that the named executive officers would be sufficiently incentivized to perform to the best of their abilities without the need for further equity compensation.

        Outstanding stock options are reported in the Outstanding Equity Awards at Fiscal Year End table, below. On June 18, 2002, pursuant to the executive stock agreements, each of our named executive officers, other than Mr. Francis, purchased shares of our common stock at a price of $0.18 per share. The purchased common stock vested at a rate of 20% per year on each of the first five anniversaries of June 18, 2002, provided the executive was still employed on that date. All the purchased common stock fully vested upon consummation of the Company's initial public offering in August 2005.

        The executive stock agreements dated June 18, 2002 also include four separate nonqualified stock option grants to purchase 12,088 shares and one separate nonqualified stock option grant to purchase 12,087 shares of our common stock to each of our named executive officers, other than Mr. Francis. The first of these options was eligible to begin vesting on September 30, 2002 if certain EBITDA and return on net assets targets set forth in the executive stock agreements were achieved by that date. Another option was eligible to begin vesting on each of September 30, 2003, 2004, 2005 and 2006, respectively, based on the achievement of certain EBITDA and return on net assets targets set forth in the executive stock agreements. The EBITDA and return on net assets targets for each of September 30, 2002, 2003, 2004, 2005, and 2006 were achieved. The options eligible to begin vesting on September 30, 2002, 2003 and 2004, respectively, each vest at the rate of 20% per year beginning on September 30, 2003, 2004 and 2005, respectively. The options eligible to begin vesting on September 30, 2005 vest at the rate of 25% per year beginning on September 30, 2006. The options eligible to begin vesting on September 30, 2006 vest at a rate of 33 1/3% per year on each of September 30, 2007, September 30, 2008 and June 18, 2009. At the time of the consummation of the Company's initial public offering, each of the options granted under the executive stock agreements that were eligible to begin vesting on each of September 30, 2002, 2003 and 2004 became fully vested.

        In connection with his commencement of employment with the Company and as an incentive to contribute to the Company's success, the Company granted 5,000 shares of restricted stock to Mr. Francis on October 2, 2006. The restricted stock grant to Mr. Francis requires him to remain employed for a period of five years in order for all of the Common Stock subject thereto to be delivered, with 20% to be delivered upon each anniversary of the date of grant. The Company believes that such a vesting schedule is appropriate because it ensures that named executive officer is entitled to share in the increased value of the Company if he remains dedicated to the affairs of the Company.

        The Company's recognized expense, calculated in accordance with FAS 123R, with respect to outstanding restricted stock awards and stock options granted to named executive officers is reported in the Summary Compensation Table under the headings "Stock Awards" and "Option Awards," respectively. Mr. Francis's award of restricted stock is reported in the Grants of Plan-Based Awards table below.

        In fiscal year 2007, the Compensation Committee, at the request of the Board, examined the cost to the Company of the issuance of stock options versus the issuance of restricted stock. The Compensation Committee determined that, from the perspective of the Company's stockholders, restricted stock grants were preferable because the Company could deliver equivalent value and provide an equivalent incentive to contribute to the Company's success with less dilution to other stockholders.

Accordingly, the Compensation Committee determined that, unless the Board directs otherwise, the Company will grant restricted stock in lieu of future option grants.

  Severance/Termination Benefits.

        In connection with the leveraged buyout of the Company in 2002, the Company entered into executive stock agreements with Mr. Cleary, Ms. Thompson, Mr. Danielson and Mr. Hay in order to provide additional equity incentives and to provide protection from the potential termination of employment of the named executive officers. Accordingly, each named executive officer other than Mr. Francis is a party to an agreement that provides that if the executive's employment is terminated by the Company for any reason other than for cause or if the executive voluntarily terminates his or her employment within 90 days of a good reason event (defined to include relocation of our executive offices by more than 75 miles or a material reduction in the executive's responsibilities or compensation), the Company will continue to pay the executive's base salary for a period of twelve months after termination. The executive stock agreement also provides that the executive will not compete against us during the term of the executive's employment and for one year thereafter (two years in the case of Mr. Cleary). However, the Company is not required to make any severance payment if we provide the executive with written notice within 15 days of the executive's termination that we have elected to waive the covenant not to compete against us.

        In connection with his commencement of employment with the Company, the Company's subsidiary MWI Veterinary Supply Co. entered into a non-disclosure and non-competition agreement with Mr. Francis. That agreement provides that if Mr. Francis' employment is terminated by the Company for any reason other than for cause or if Mr. Francis voluntarily terminates his employment within 90 days of a good reason event (defined to include relocation out of the State of Idaho or a material reduction in Mr. Francis' responsibilities or compensation), the Company will continue to pay Mr. Francis his base salary for a period of twelve months after termination. The agreement also provides that Mr. Francis will not compete with us during the term of his employment and for one year thereafter. However, the Company is not required to make any severance payment if we provide Mr. Francis with written notice within 15 days of his termination that we have elected to waive the covenant not to compete against us.

  Other Compensation.

        In addition to base salary, annual incentive bonuses and potential equity compensation awards, named executive officers are eligible to participate in the Company's broad-based health and welfare plans and 401(k) and profit sharing plan. The Company believes it is essential to provide these benefits to named executive officers, as well as the Company's other employees, in order to defray the rising costs of health care and assist in retirement planning for employees. In fiscal year 2007, the Company made contributions on behalf of each named executive officer to the trust for the 401(k) and profit sharing plan, except for Mr. Francis who did not participate in the 401(k) plan and was not eligible to receive contributions under the profit sharing plan based on the terms of the plan. The amount of the Company's contributions are reported in the Summary Compensation Table under the heading "All Other Compensation."

        The Company provides Mr. Danielson with a $6,500 car allowance in addition to the items above. Because of Mr. Danielson's position and need to travel in connection with the Company's business, the Company believes a car allowance is appropriate for Mr. Danielson's performance of his duties. The Company also provides each of its employees, including all of the named executive officers, with reimbursement for health club membership in instances where they are a member of a health club.

2008 Compensation

        On November 6, 2007, the Compensation Committee approved the annual base salary and maximum bonus opportunity (as a percentage of base salary) for each of the named executive officers, as follows:

Name	Base Salary	Maximum Bonus Opportunity
James F. Cleary Jr.	$300,000	100%
Mary Patricia B. Thompson	$160,000	70%
Jeffrey J. Danielson	$147,300	60%
John J. Francis	$144,000	60%
James S. Hay	$131,076	50%

        Pursuant to the Company's annual incentive bonus plan, no executive officer will be entitled to receive any portion of the annual bonus unless the financial performance goals based on the Company's budget and/or his or her individual performance goals are achieved.

        On October 1, 2007, the Company granted 1,000 shares of restricted stock to Mr. Francis. The restricted stock grant to Mr. Francis requires him to remain employed for a period of five years in order for all of the Common Stock subject thereto to be delivered, with 20% to be delivered upon each anniversary of the date of grant.

        If approved, all MWI employees, including each of the named executive officers will be eligible to participate in the 2008 Employee Stock Purchase Plan.

Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to any named executive officer in the course of a taxable year. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee believes that it is generally in the Company's best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and other performance-based awards. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the Company's best interests are best served in maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)		All other Compensation(3)	Total
James F. Cleary, Jr. President and Chief Executive Officer	2007	$220,000	—	—	$110,000		$13,788	$343,788
Mary Patricia B. Thompson Senior Vice President of Finance and Administration, Chief Financial Officer	2007	$150,000	—	—	$75,000		$13,257	$238,257
Jeffrey J. Danielson Vice President of Sales	2007	$119,692	—	—	$83,594	(4)	$18,592	$221,878
John J. Francis Vice President and General Manager of Specialty Resources Group	2007	$135,000	$34,000	—	$67,500		—	$236,500
James S. Hay Vice President and Chief Information Officer	2007	$127,258	—	—	$63,629		$11,394	$202,281

(1)
The amount in this column represents the compensation cost recognized for financial reporting purposes by the Company in accordance with the valuation guidelines of FAS 123R with respect to the restricted stock granted to Mr. Francis, as described in the Compensation Discussion and Analysis section above. See Note 2, under the heading "Stock-Based Compensation," to the Company's audited financial statements as filed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which sets forth the material assumptions used in determining the compensation cost to the Company with respect to such awards.

(2)
As described in the Compensation Discussion and Analysis section, above, the Company maintains an annual incentive bonus plan for certain employees, including the named executive officers. Pursuant to the incentive bonus plan, for fiscal year 2007 each named executive officer was entitled to a bonus of 50% of base salary in the event the designated diluted earnings per share and return on net asset performance goals were attained. Because these performance goals were attained in full for the fiscal year, each named executive officer received a bonus calculated at 50% of base salary.

(3)
As described in the Compensation Discussion and Analysis section, above, the Company maintains a 401(k) and profit sharing plan and provides an annual car allowance to Mr. Danielson. The amounts of each of these benefits is reported in the supplemental table below.

Name	401(k) Matching Contribution	Profit Sharing Contribution	Auto Allowance	Total
James F. Cleary, Jr.	$7,038	$6,750	—	$13,788
Mary Patricia B. Thompson	$6,507	$6,750	—	$13,257
Jeffrey J. Danielson	$5,993	$6,099	$6,500	$18,592
John J. Francis	—	—	—	—
James S. Hay	$5,667	$5,727	—	$11,394
(4)
In addition to the annual incentive bonus plan, in fiscal year 2007 Mr. Danielson participated in the Company's quarterly sales bonus plan, as described in the Compensation Discussion and Analysis section above. Mr. Danielson earned the maximum bonus of $6,000 during two of the quarters in fiscal year 2007 and a pro-rata portion of the bonus during the other two quarters in fiscal year 2007 in the amounts of $5,856 and $5,892, respectively.

Grants of Plan-Based Awards

							All other Stock Awards: Number of Shares of Stock or Units
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
								Grant Date Fair Value of Stock Awards
Name
	Grant Date	Threshold	Target			Maximum
James F. Cleary, Jr.	—	—		$110,000	(1)	—	—	—
Mary Patricia B. Thompson	—	—		$75,000	(1)	—	—	—
Jeffrey J. Danielson	— —	— —	$ $	59,846 24,000	(1) (2)	— —	— —	— —
John J. Francis	— 10/2/2007	—		$67,500	(1)	—	5,000	$170,000	(3)
James S. Hay	—	—		$63,629	(1)	—	—	—

(1)
For fiscal year 2007, each named executive officer was eligible to earn a bonus of 50% of base salary if designated financial performance goals were met, pursuant to the Company's annual incentive bonus plan, described in the Compensation Discussion and Analysis section above. Because these performance goals were met, each named executive officer's target bonus is also reported under the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(2)
Mr. Danielson was eligible to earn $24,000 in quarterly sales bonuses during fiscal year 2007. He was eligible for $6,000 per quarter if designated sales goals were met, as described in the Compensation Discussion and Analysis section above. The applicable sales targets were met in each of the first two quarters of the fiscal year and almost met in the second two quarters of the fiscal year, resulting in Mr. Danielson earning $23,748 in annual sales bonuses, as reported under the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(3)
The amount in this column represents the aggregate compensation cost that will be recognized for financial reporting purposes by the Company in accordance with the valuation guidelines of FAS 123R with respect to the restricted stock granted to Mr. Francis, as described in the Compensation Discussion and Analysis section above. See Note 2, under the heading "Stock-Based Compensation," to the Company's audited financial statements as filed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which sets forth the material assumptions used in determining the compensation cost to the Company with respect to such awards.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
James F. Cleary, Jr.	6/18/2002 6/18/2002 6/18/2002 6/18/2002 6/18/2002	12,088 12,088 12,088 6,044 4,029	— — — 6,044 8,058	(1) (2)	— — — — —	$ $ $ $ $	0.18 0.18 0.18 0.18 0.18	6/18/2012 6/18/2012 6/18/2012 6/18/2012 6/18/2012	—		—	—	—
Mary Patricia B. Thompson	6/18/2002 6/18/2002 6/18/2002 6/18/2002 6/18/2002	12,088 12,088 12,088 6,044 4,029	— — — 6,044 8,058	(1) (2)	— — — — —	$ $ $ $ $	0.18 0.18 0.18 0.18 0.18	6/18/2012 6/18/2012 6/18/2012 6/18/2012 6/18/2012	—		—	—	—
Jeffrey J. Danielson	6/18/2002 6/18/2002 6/18/2002 6/18/2002 6/18/2002	12,088 12,088 12,088 6,044 4,029	— — — 6,044 8,058	(1) (2)	— — — — —	$ $ $ $ $	0.18 0.18 0.18 0.18 0.18	6/18/2012 6/18/2012 6/18/2012 6/18/2012 6/18/2012	—		—	—	—
John J. Francis	10/2/2006	—	—		—		—	—	5,000	(3)	$188,750	—	—
James S. Hay	6/18/2002 6/18/2002	3,022 4,029	6,044 8,058	(1) (2)	— —	$ $	0.18 0.18	6/18/2012 6/18/2012	—		—	—	—

(1)
The remaining unexercisable options have a vesting schedule of 3,022 shares on September 30, 2008 and 3,022 shares on June 18, 2009.

(2)
The remaining unexercisable options have a vesting schedule of 4,029 shares on September 30, 2008 and 4,029 shares on June 18, 2009.

(3)
The restricted stock award for Mr. Francis vests equally over five years of service with the Company on the anniversary of the grant date.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number Of Shares Acquired on Vesting	Value Realized on Vesting
James F. Cleary, Jr.	—	—	—	—
Mary Patricia B. Thompson	—	—	—	—
Jeffrey J. Danielson	—	—	—	—
John J. Francis	—	—	—	—
James S. Hay	39,286	$1,309,697	—	—

Potential Payments on Termination or Change in Control

        As described in the Compensation Discussion and Analysis section above, each of our named executive officers other than Mr. Francis is party to an executive stock agreement, and Mr. Francis is a party to a non-disclosure and non-competition agreement. These agreements provide that, unless the Company desires to waive the covenant not to compete that is otherwise enforceable for one year (two years in the case of Mr. Cleary) following termination, each named executive officer is entitled to continued payment of base salary, at the rate in effect on the date of termination, for a period of twelve months following termination. Accordingly, if the Company terminated the employment of Mr. Cleary, Ms. Thompson, Mr. Danielson, Mr. Francis and Mr. Hay on September 30, 2007 by the Company without cause or by the executive with good reason (defined to include relocation of our executive offices by more than 75 miles (or outside of the State of Idaho in the case of Mr. Francis) or a material reduction in the executive's responsibilities or compensation), each executive would have been entitled to the following amounts, paid out in installments for a 12-month period:

James F. Cleary, Jr.	$220,000
Mary Patricia B. Thompson	$150,000
Jeffrey J. Danielson	$119,692
John J. Francis	$135,000
James S. Hay	$127,258

        In the event that a named executive officer breaches his or her noncompete obligations during the twelve-month severance period, the Company is entitled to seek injunctive relief or other relief in order to enforce the covenant, and the Company would be entitled to terminate the severance payments.

        Mr. Francis has been granted an aggregate of 6,000 shares of restricted stock pursuant to the Company's Amended and Restated 2005 Stock-Based Incentive Compensation Plan (the "2005 Plan"). The 2005 Plan provides that in the event of a change in control of the Company, the Compensation Committee may fully vest all awards made under the 2005 Plan, in its discretion. Mr. Francis is not entitled, however, to any accelerated vesting of awards in the event of a change in control.

Director Compensation

        All non-employee directors received an annual retainer of $20,000 paid in quarterly installments. In addition, non-employee directors received $2,000 per board meeting attended and $1,000 per board conference call attended. Each non-employee director who serves on a committee received $1,000 per committee meeting attended and $500 per committee conference call attended. Effective April 24, 2007, the Board of Directors approved an increase in the annual fee payable to the Chairman of the Board of Directors and Chairman of the Audit Committee from $2,000 to $5,000, payable in quarterly installments. The Chairman of the Compensation Committee also receives an annual fee of $2,000, payable in quarterly installments. During fiscal year 2007, non-employee directors also received a stock grant of 1,000 shares of common stock. The Compensation Committee intends to repeat this grant to the non-employee directors on an annual basis.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Keith Alessi	$36,000	$37,940	(2)	—	—	—	—	$73,940
Bruce Bruckmann	$37,500	$37,940	(2)	—	—	—	—	$75,440
John McNamara	$42,250	$37,940	(2)	—	—	—	—	$80,190
Craig Olson	$43,750	$49,452	(3)	—	—	—	—	$93,202
Robert Rebholtz	$38,500	$37,940	(2)	—	—	—	—	$76,440
William Robison	$38,500	$49,396	(4)	—	—	—	—	$87,896

(1)
The amount in this column represents the compensation cost recognized for financial reporting purposes by the Company in accordance with the valuation guidelines of FAS 123R with respect to outstanding stock granted to each non-employee director, as described in the Compensation Discussion and Analysis section above. See Note 2, under the heading "Stock-Based Compensation," to the Company's audited financial statements as filed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, which sets forth the material assumptions used in determining the compensation cost to the Company with respect to such awards.

(2)
As of September 30, 2007, each of these directors held 1,000 shares of common stock granted by the Company.

(3)
As of September 30, 2007, Craig Olson held 2,000 shares of common stock granted by the Company. In 2006, Mr. Olson was granted 1,000 shares of restricted stock that vest equally on an annual basis over three years.

(4)
As of September 30, 2007, William Robison held 2,000 shares of common stock granted by the Company. In 2006, Mr. Robison was granted 1,000 shares of restricted stock that vest equally on an annual basis over three years.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        Under the rules of the SEC, stockholders wishing to have a proposal included in the Company's proxy statement for the 2009 annual meeting of stockholders must submit the proposal so that the Senior Vice President of Finance and Administration, Chief Financial Officer for the Company receives it no later than September 6, 2008. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company's Amended and Restated Bylaws, as amended, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Senior Vice President of Finance and Administration, Chief Financial Officer of the Company receives it at the Company's principal executive offices not less than 120 days prior to the date that the Company's proxy statement released to stockholders in connection with the preceding year's annual meeting; provided, however, that in the event that the Company did not hold an annual meeting the preceding year or if the date of an annual meeting is changed by more than 30 days from the date of the preceding year's annual meeting, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials in connection with an annual meeting. The Company's Amended and Restated Bylaws set forth certain informational requirements for stockholders' nominations of directors and proposals.

ELECTION OF DIRECTORS
PROPOSAL #1

        The Company's Amended and Restated Bylaws, as amended, provide that the Company's business shall be managed by a seven member Board of Directors. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. The Company's Board of Directors is currently comprised of seven members. Each director shall be elected annually and hold office until the Company's next annual meeting or until a successor is duly elected and qualified or until his or her death, resignation or removal.

        The Corporate Governance and Nominating Committee identifies and recommends director candidates to serve on the Board of Directors. Director candidates are then nominated for election by the Board of Directors. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company's Amended and Restated Bylaws, as amended.

        All of the director nominees are currently directors of the Company and have been recommended for election by the Corporate Governance and Nominating Committee. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. In no event, however, will the shares represented by proxy be voted for more than seven nominees. Director elections are determined by a plurality of the votes cast.

        Set forth below is information regarding each nominee for director.

Nominees For Directors

        Keith E. Alessi has been a member of the Board of Directors since October 2002. Mr. Alessi has been the Interim President and CEO of Westmoreland Coal Company since May 2007. He was an Adjunct Professor of Law at The Washington and Lee University School of Law from 1999 until 2007 and has been an Adjunct Lecturer at The University of Michigan Graduate School of Business since 2001. Mr. Alessi was the Chairman and Chief Executive Officer of Lifestyle Improvement Centers, LLC, a franchiser and operator of behavioral modification centers in the United States and Canada, from February 2003 to March 2006. Mr. Alessi is also a director and chairman of the audit committees for Town Sports International, Inc., an operator of health clubs in New York, Philadelphia, Boston, Washington and Zurich and H&E Equipment Services L.L.C., a servicer and renter of equipment used in the construction trades. Mr. Alessi was previously Chief Executive Officer of Telespectrum Worldwide, Inc. from April 1998 to February 2000 and Jackson Hewitt, Inc. from May 1996 to April 1998. Mr. Alessi received his Bachelor of Science from Wayne State University and his Masters of Business Administration from the University of Michigan. Mr. Alessi is a Certified Public Accountant. Age 53.

        Bruce C. Bruckmann has been a member of the Board of Directors since June 2002. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co. L.L.C., a venture capital firm, since its formation in 1995. He served as an officer of Citicorp Venture Capital, Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Ltd., Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. He received his Bachelor of Arts from Harvard College and his Juris Doctor from Harvard Law School. Mr. Bruckmann is also currently a director of Mohawk Industries, Inc., Town Sports International, Inc., and H&E Equipment Services L.L.C. Mr. Bruckmann is also a director of several private companies. Age 54.

        James F. Cleary, Jr. has served as President since March 2000 and Chief Executive Officer since June 2002. Mr. Cleary has also been a member of the Board of Directors since June 2002. He joined MWI in January 1998 as Director of National Accounts and was promoted to Vice President of Demand Generation in 1999. Mr. Cleary was Vice President of Agri Beef Co., MWI's former parent, from 1996 to 1998. From 1990 to 1996, Mr. Cleary was employed in management positions with Morrison Knudsen Corporation and its affiliate MK Rail Corporation. Mr. Cleary graduated from Dartmouth College in 1985 with a Bachelor of Arts in Economics and received his Masters of Business Administration from Harvard Business School in 1990. Mr. Cleary is also a member of the Board of Directors of Seroyal Holdings, L.P., and a manager of Feeders' Advantage, L.L.C. Mr. Cleary is the brother-in-law of Mr. Rebholtz, one of the Company's directors. Age 44.

        John F. McNamara has been a member of the Board of Directors since June 2002 and Chairman since December 16, 2005. Mr. McNamara is the Founder and retired Chairman and Chief Executive Officer of AmeriSource Corporation, now a part of AmerisourceBergen Corporation. Mr. McNamara retired in May 2000. Prior to his work with AmeriSource Corporation, Mr. McNamara worked for McKesson Corporation for 20 years. He has served on numerous boards in an advisory capacity for both private and public companies. Mr. McNamara has also served as a Chairman of the International Federation of Pharmaceutical Wholesalers and Chairman of the National Wholesale Drug Association. Age 72.

        A. Craig Olson has been a member of the Board of Directors since April 2006. Mr. Olson is the Managing Principal of The CAPROCK Group, Inc., an independent registered investment advisor. Prior to his work with The CAPROCK Group, Inc., Mr. Olson served as Executive Director and President and Member of the Board of the J.A. and Kathryn Albertson Foundation from 2002 to 2005. Mr. Olson also worked twenty-eight years from 1974 to 2001 with Albertson's, Inc., a retail grocer, where he served in various executive and management positions, including Executive Vice President and Chief Financial Officer from 1999 to 2001, Senior Vice President, Finance and Chief Financial Officer from 1991 to 1999, and Group Vice President, Finance from 1986 to 1991. Mr. Olson graduated from the University of Idaho in 1974 with a Bachelors of Science in Accounting and attended Stanford University, Graduate School of Business, Financial Management program in 1988. Mr. Olson is a Certified Public Accountant. Age 56.

        Robert N. Rebholtz, Jr. has been a member of the Board of Directors since June 2002. Mr. Rebholtz has been the President and Chief Executive Officer of Agri Beef Co. in Boise, Idaho since 1997. Mr. Rebholtz's current responsibilities include the overall management of four divisions: beef processing/fabrication, specialty meat products, cattle supply operations, and liquid nutrition supplements. Mr. Rebholtz graduated from the University of Santa Clara with a Bachelor of Arts in Finance in 1986 and received his Masters of Business Administration in 1992 from Harvard Business School. Mr. Rebholtz is the brother-in-law of Mr. Cleary, MWI's President and Chief Executive Officer. Age 43.

        William J. Robison has been a member of the Board of Directors since July 2006. Mr. Robison retired as Executive Vice President in charge of Human Resources for Pfizer, Inc. in 2001. Prior to that, Mr. Robison worked for Pfizer, Inc. from 1961, when he joined Pfizer, Inc. as a sales representative, until 2001, when he retired after serving as Executive Vice President for five years. Mr. Robison held various management positions, including General Manager of a pharmaceutical division, President of Pfizer Consumer Health Care Group, and later Executive Vice President. Mr. Robison serves on the Board of Directors for PeriCor Therapeutics, Inc. and NeoGenomics, Inc., the Board of Trustees for the University of Louisiana-Monroe, and is a Founding Member for the Marine Corps Museum. Mr. Robison graduated from the University of Louisiana-Monroe with a Bachelor of Science in Mathemetics in 1958. Age 72.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL #2

        The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company's consolidated financial statements for the fiscal year ending September 30, 2008. Although action by the stockholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company's consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.

        One or more representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

        Aggregate fees billed to the Company for the fiscal years ended September 30, 2007 and 2006 by the Company's principal accounting firm, Deloitte & Touche LLP, were as follows:

	2007	2006
Audit Fees	$403,935	$448,070
Audit-Related Fees(1)	65,360	64,230
Tax Fees(2)	71,715	94,061
All Other Fees(3)	1,500	1,500

	$542,510	$607,861

(1)
The Audit-Related Fees included an audit of the Company's 401(k) and Health and Welfare Benefit plans for both fiscal year 2007 and fiscal year 2006. The fiscal year 2007 and fiscal year 2006 fees also included consultation relating to due diligence for the Securos, Inc., International Veterinary Distribution Network, Inc., and Tri V Services, Inc. acquisitions, and the Northland Veterinary Supply, Ltd. acquisition, respectively, as well as other potential acquisitions.

(2)
Fees were for tax compliance and consulting services rendered to the Company.

(3)
Fees were for an annual subscription to an accounting literature research software program developed and maintained by Deloitte & Touche LLP.

        The Audit Committee believes that Deloitte & Touche LLP's provision of non-audit services is compatible with maintaining such firm's independence.

Pre-approval of Services

        All audit and permissible non-audit services provided by the Company's independent registered public accounting firm, Deloitte & Touche LLP, require pre-approval by the Audit Committee in accordance with a pre-approval policy approved by the Audit Committee in October 2005. The policy (i) includes a list of the audit, audit-related, tax and other services that have been granted general pre-approval and may be provided without specific pre-approval from the Audit Committee; (ii) includes a list of non-audit services that may not be performed by Deloitte & Touche LLP; and (iii) sets forth the pre-approval requirements for all permitted services. The policy also requires the Company's independent registered public accountant to provide the Audit Committee with a summary of all audit fees invoiced year-to-date at every regularly scheduled meeting of the Audit Committee.

The pre-approval policy is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time. The Audit Committee approved all of the services provided by Deloitte & Touche LLP in fiscal year 2007 in advance of the services being performed.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Company's Board of Directors. Management of the Company is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company therein. The Company's independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and for reviewing the Company's unaudited interim financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee will, however, take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

        The Audit Committee will select the independent registered public accounting firm to be retained to audit the Company's financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of three directors, all of whom the Board of Directors has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors in June 2005.

        The Audit Committee will meet with management periodically to consider the adequacy of the Company's internal controls, and discuss these matters with the Company's independent registered public accounting firm. The Audit Committee will also discuss with senior management the Company's disclosure controls and procedures.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's earnings release and quarterly report on Form 10-Q for the quarters ended December 31, 2006, March 31, 2007 and June 30, 2007 and the fiscal year earnings release and audited financial statements in the 2007 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company's accounting principles, as well as an opinion on management's assessment of, and the effective operation of, the Company's internal control over financial reporting. The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, SEC Rule 2-07 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company's independent registered public accounting firm required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of non-audit services with the independent registered public accounting firm's independence.

        The Audit Committee discussed with the Company's independent registered public accounting firm the overall scope and plans for its fiscal year 2007 audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC.

        The Audit Committee has selected the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the Company's financial statements and internal controls over financial reporting for fiscal year 2008. In making this selection, the Audit Committee has considered whether Deloitte & Touche LLP's provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE A. Craig Olson, Chairman Keith E. Alessi John F. McNamara

APPROVAL OF 2008 EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL #3

        On December 20, 2007, the Board of Directors adopted the 2008 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan shall be effective upon its approval by the Company's stockholders. A copy of the Purchase Plan is attached as Appendix A and the following description is qualified by reference to the full Purchase Plan.

General Purpose

        The general purpose of the Purchase Plan is to promote the interests of the Company by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code.

Employee Stock Purchase Plan

        The Purchase Plan shall be administered by the Compensation Committee of the Board of Directors.

        A total of 500,000 shares of our common stock are authorized and reserved for sale under the Purchase Plan, with no more than 200 shares available for purchase by any one employee during any one purchase period. Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the Purchase Plan.

        Our employees (and employees of subsidiaries or certain affiliates that elect to be participating companies) are eligible to participate in the Purchase Plan if they are customarily employed by us (or such participating company) for more than 20 hours per week and more than 5 months in any calendar year. However, an employee may not be granted a right to purchase stock under the Purchase Plan if: (1) the employee immediately after such grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary corporation, or (2) the employee's rights to purchase stock under all of our employee stock purchase plans would accrue at a rate that exceeds $20,000 in value for each calendar year of participation in such plans.

        The Purchase Plan is implemented through a series of sequential purchase periods three months in duration beginning on the first trading days of March, June, September and December each year.

        Amounts accumulated for each participant, through payroll deductions of between 1% and 10% of eligible compensation, are credited toward the purchase of shares of our common stock at the end of each purchase period. The purchase price for such shares shall generally equal to 95% of the fair market value of the Company's Common Stock on the date of purchase.

        If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the administrator will make a pro rata allocation of the available shares. Any amounts withheld from participants' compensation in excess of the amounts used to purchase shares will be refunded, without interest.

        In the event of a change in control of the Company, unless the Compensation Committee determines otherwise, outstanding purchase rights shall automatically be exercised, immediately prior to the effective date of any change in control, by applying the payroll deductions of each participant for the purchase period in which such change in control occurs to the purchase of shares of Common Stock at a purchase price per share equal to 95% of the fair market value of the Company's Common Stock on the date of purchase.

The Board of Directors unanimously recommends a vote FOR the adoption of the 2008 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

        The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of December 14, 2007 by (i) each person, or group of affiliated persons, who is known by the Company to own more than 5% of its common stock; (ii) each of the Company's directors and executive officers; and (iii) all directors and executive officers of the Company as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to the Company.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares of the Company's common stock subject to options currently exercisable or exercisable within 60 days of December 14, 2007, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon 12,049,314 shares of common stock outstanding as of December 14, 2007. To the knowledge of the Company, except as set forth in the footnotes to this table and subject to applicable community property laws, each entity or person named in the table has sole voting and investment power with respect to the shares set forth opposite such entity's or person's name. Except as otherwise indicated, the address of each of the entities and persons in this table is as follows: c/o MWI Veterinary Supply, Inc., 651 S. Stratford Drive, Suite 100, Meridian, Idaho 83642.

5% Beneficial Owners, Directors, Executive Officers	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned, Including Options Exercisable Within 60 Days	Percent of Shares Outstanding
Neuberger Berman LLC(1) 605 Third Avenue New York, New York 10158	—	1,424,434	11.8%
Massachusetts Financial Services Company(2) 500 Boylston Street Boston, MA 02116	—	1,218,712	10.1%
Agri Beef Co. 1555 Shoreline Drive, Third Floor Boise, Idaho 83702	—	727,346	6.0%
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	—	711,800	5.9%
Robert N. Rebholtz, Jr.(4)	—	732,096	6.1%
James F. Cleary, Jr.	46,337	207,204	1.7%
John F. McNamara	—	48,222	*
Bruce C. Bruckmann	—	28,857	*
Keith E. Alessi	—	23,328	*
A. Craig Olson	—	3,000	*
William J. Robison	—	3,000	*
Mary Patricia B. Thompson(5)	46,337	76,676	*
James W. Culpepper	46,337	57,539	*
John R. Ryan	46,337	53,392	*
Jeffrey J. Danielson	46,337	50,944	*
Bryan P. Mooney	12,000	18,750	*
James S. Hay	7,051	8,551	*
John J. Francis	—	5,400	*
All directors and executive officers as a group (14 persons)	250,736	1,316,959	10.7%

*
Represents beneficial ownership of less than one percent.

(1)
Based solely on Schedule 13G filed on May 10, 2007.

(2)
Based solely on Schedule 13G filed on February 9, 2007.

(3)
Based solely on Schedule 13G filed on February 14, 2007.

(4)
Includes 727,346 shares of common stock owned by Agri Beef Co., of which Mr. Rebholtz is a principal stockholder, director, President and Chief Executive Officer. Mr. Rebholtz expressly disclaims beneficial ownership of any shares held by Agri Beef Co. that exceed his pecuniary interest therein.

(5)
Includes 666 shares of common stock owned on behalf of Ms. Thompson's children.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

        MWI Veterinary Supply Co., a subsidiary of the Company, and Agri Beef, hold 50.0% and 4.2%, respectively, of the membership interests in Feeders' Advantage, L.L.C. ("Feeder's Advantage"). The Company charged Feeders' Advantage for certain operating and administrative services of $550,262 for the fiscal year ended September 30, 2007. Sales of products to Feeders' Advantage were $36.1 million for the fiscal year ended September 30, 2007. Mr. Cleary, the Company's President and Chief Executive Officer, and Mr. Rebholtz, one of the Company's directors, are each members of the board of managers of Feeders' Advantage.

        The Company also provides Feeders' Advantage with a line-of-credit to finance its day-to-day operations. This line-of-credit bears interest at the prime rate. The interest due on the line-of-credit is calculated and charged to Feeders' Advantage on the last day of each month. Conversely, to the extent the Company has a payable balance due to Feeders' Advantage, the payable balance accrues interest in favor of Feeders' Advantage at the average federal funds rates in effect for that month.

        During the fiscal year ended September 30, 2007, the balance on the Feeders' Advantage line-of-credit ranged from a receivable balance of approximately $875,000 to a payable balance of approximately $528,000. As of November 30, 2007, there was a payable balance of approximately $500,000 on the facility. During the fiscal year ended September 30, 2007, the net principal payment to the Company under this line-of-credit was approximately $61,000 and the net interest payment to the Company under this facility was approximately $5,000.

        We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, our practice is that any such transaction must receive the prior approval of a majority of the non-interested members of the board of directors.

Director Independence

        Director independence is discussed under the heading "Corporate Governance" on page 3 of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company's common stock. Based solely on a review of reports filed by these persons or entities, all Section 16(a) filing requirements have been met with respect to fiscal year 2007, except for the following:

  •
  Bruce C. Bruckmann filed a Form 4 on August 13, 2007 for transactions that occurred on April 20, 2007.

HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, MWI Veterinary Supply, Inc., 651 S. Stratford Drive, Meridian, ID 83642; Telephone: 800-824-3703; E-mail: investorrelations@mwivet.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

        The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares he or she represents as recommended by the Board of Directors.

By Order of the Board of Directors

Mary Patricia B. Thompson
 Senior Vice President of Finance and Administration, Chief Financial Officer

January 4, 2008

Appendix A

MWI VETERINARY SUPPLY, INC.
2008 EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose of the Plan

        This Plan is intended to promote the interests of MWI Veterinary Supply, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

2.    Definitions

Capitalized terms herein shall have the following meanings:

        2.1.  "Board" shall mean the Company's Board of Directors.

        2.2.  "Change in Control" means:

          (a)   the acquisition in one or more transactions by any "Person" (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act) but excluding, for this purpose, the Company, Company Affiliates or any employee benefit plan of the Company or a Company Affiliate, of "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities");

          (b)   the individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the "Incumbent Board" shall mean the Board as so reduced;

          (c)   a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, more than seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation;

          (d)   a complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company; or

          (e)   acceptance by stockholders of the Company of shares in a share exchange if the stockholders of the Company immediately before such share exchange, do not own, directly or indirectly, immediately following such share exchange, more than seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange.

        2.3.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

        2.4.  "Committee" shall mean the Compensation Committee of the Board.

        2.5.  "Common Stock" shall mean the Company's common stock, par value $0.01 per share.

        2.6.  "Company" shall mean MWI Veterinary Supply, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of the Company which shall by appropriate action adopt the Plan.

        2.7.  "Company Affiliate" shall mean any parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established.

        2.8.  "Compensation" shall mean the total earnings paid to a Participant by one or more Participating Companies during such individual's period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Company Affiliate; provided that Compensation shall not include the following items of compensation:

          (a)   any extraordinary income compensation of a non-recurring nature;

          (b)   any award made or amount paid pursuant to an employer's equity-based compensation arrangement including, but not limited to, performance shares, stock options (including any exercise thereof), restricted stock, stock appreciation rights (including any exercise thereof), and dividend equivalents;

          (c)   severance pay or special retirement pay;

          (d)   imputed compensation, such as employer-paid group insurance premiums; and

          (e)   reimbursements or other allowances for automobile, relocation, tax-equalization, travel or educational expenses.

        2.9.  "Effective Date" shall mean the date the stockholders of the Company approve the Plan. Any Company Affiliate which becomes a Participating Company after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

        2.10.  "Eligible Employee" shall mean any employee on active payroll status who is employed by a Participating Company on such terms that he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Section 3401(a) of the Code, with the exception of Five-Percent Owners, as defined in Section 2.13 below.

        2.11.  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.12.  "Fair Market Value" per share of Common Stock as of a particular date means (i) if the shares of Common Stock are then listed on a national securities exchange, including the Nasdaq Global Select Market ("NASDAQ"), the price per share of Common Stock of the last trade on the exchange for such date, or if no trade was made on such date on the exchange, on the last preceding day on which a trade occurred; (ii) if shares of Common Stock are not then listed on a national securities exchange but are then quoted on another stock quotation system, the price for the shares of Common Stock as quoted on such quotation system for the last trade on such date, or if no trade was made on such date on such quotation system, on the last preceding day on which a trade was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine.

        2.13.  "Five-Percent Owner" shall mean any individual who would, immediately after the grant of purchase rights, as described in Section 8.1, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of the outstanding Voting Securities of the Company or any Company Affiliate.

        2.14.  "Participant" shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

        2.15.  "Participating Company" shall mean the Company and such Company Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan are listed in the attached Schedules, which may be amended from time to time.

        2.16.  "Plan" shall mean the Company's 2008 Employee Stock Purchase Plan, as set forth in this document, as such may be amended or supplemented from time to time.

        2.17.  "Purchase Date" shall mean the last Trading Day of each purchase period, i.e., the last Trading Day of February, May, August or November of each year in which the Plan is maintained by the Company.

        2.18.  "Trading Day" shall mean any day on which shares of the Company's Common Stock are actively traded.

3.    Administration of the Plan

        The Plan shall be administered by the Committee. The Committee shall, at such times as the Common Stock is registered pursuant to Section 12 of the Exchange Act, consist of at least two individuals each of whom shall be a "non-employee director" as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission ("Rule 16b-3") under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to purchase rights offered hereunder), qualify as "outside directors" for purposes of Section 162(m) of the Code and related Treasury regulations. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Committee shall be final and binding on all parties having an interest in the Plan.

4.    Stock Subject to the Plan

        4.1.    Number of Shares.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed 500,000 shares. Shares subject to purchase rights which expire or are cancelled will again become available for issuance under the Plan.

        4.2.    Adjustments.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

5.    Purchase Periods

        5.1.    Purchase Period.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until the termination of the Plan pursuant to Section 10.2.

        5.2.    Duration of Purchase Period.    Each purchase period shall have a duration of three (3) months. Purchase periods shall run from June 1st to August 31st, September 1st to November 30th, December 1st to February 28th (or February 29th, as the case may be) and March 1st to May 31st; provided that the first purchase period shall begin on the first day of the second purchase period commencing after the Effective Date.

6.    Eligibility

        6.1.    Eligible Employees.    Each individual who is an Eligible Employee shall be eligible to participate in the Plan on the start date of any purchase period under the Plan.

        6.2.    Participation.    To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment procedure prescribed by the Committee (or its designate), at the time specified by such procedures. Such enrollment will include authorizing payroll deductions as described in Section 7 below. An Eligible Employee's election to participate in the Plan for a particular purchase period shall apply to subsequent purchase periods, unless revoked by the Eligible Employee, as provided in Section 7 and Section 8.

7.    Payroll Deductions

        7.1.    Election and Revocation.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each purchase period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the entire purchase period. The rate of payroll deduction may not be increased or decreased during the purchase period. However, the Participant may, at any time during a purchase period prior to the Purchase Date, revoke his or her payroll deduction election by using the procedures prescribed by the Committee. The revocation shall become effective as soon as possible following the completion of such procedure. The revocation of a payroll deduction election results in the termination of the Participant's outstanding purchase rights, as provided in Section 8.6(a) below.

        7.2.    Beginning Date.    Payroll deductions shall begin on the first pay period following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay period ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance outstanding from time to time in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

        7.3.    Ending Date.    Payroll deductions shall automatically cease upon the termination of the Participant's purchase rights in accordance with the provisions of the Plan.

        7.4.    No Further Obligation.    Subject to the limitations set forth in Section 8.4 and Section 9 below, the Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

8.    Purchase Rights

        8.1.    Grant of Purchase Rights.    A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she elects to participate. Such purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant be a Five-Percent Owner, as defined in Section 2.13.

        8.2.    Exercise of the Purchase Rights.    Purchase rights shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with Section 8.6. below) on such date. The purchase shall be accomplished by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

        8.3.    Purchase Price.    Unless otherwise provided by the Committee, the purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be a price equal to ninety-five percent (95%) of the Fair Market Value of the Common Stock on the Purchase Date; provided that such purchase price shall in no event be less than the minimum option price permitted pursuant to Internal Revenue Service regulation Section 1.423(g), or any successor provision.

        8.4.    Number of Shares That May Be Purchased.    The number of shares of Common Stock that will be purchased by a Participant on each Purchase Date shall be that number of shares (including fractional shares) of Common Stock obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date, determined in accordance with Section 8.3. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 200 shares, subject to periodic adjustments as provided in Section 4.2. and subject to the limitation in Section 9.

        8.5.    Excess Payroll Deductions.    Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded to the Participant or held for the purchase of shares of Common Stock for the Participant on the next Purchase Date at the sole discretion of the Plan's administrator.

        8.6.    Termination of Payroll Deductions During a Purchase Period.    The following provisions shall govern the termination of payroll deduction elections during a purchase period:

          (a)    Participant Election to Terminate Payroll Deductions.    A Participant may, at any time before the last two weeks of a purchase period, terminate his or her payroll deductions by revoking his or her payroll deduction election using the procedures established by the Committee, and no further payroll deductions shall be collected from the Participant hereunder during the purchase period in which such revocation is made. Any payroll deductions collected during the purchase period in which a revocation of payroll deduction election occurs shall be refunded in cash.

          (b)    Effect of Participant Election to Terminate Payroll Deductions.    The termination of a payroll deduction election shall be irrevocable. In order to resume payroll deductions in any subsequent purchase period, such individual must re-enroll in the Plan on or before the start date of the next purchase period for which the individual is eligible to participate.

          (c)    Termination of Participation Upon Ceasing to be an Eligible Employee.    Should the Participant cease to remain an Eligible Employee for any reason (including death or disability) while his or her purchase rights are outstanding, then such Participant's right to continue payroll deduction contributions shall immediately terminate, and all of the Participant's payroll deductions accumulated prior to such termination shall be refunded as soon as practicable following such termination of employment.

          (d)    Effect of Leave of Absence Upon Participation.    Should the Participant cease to remain in active service by reason of an approved leave of absence, then such Participant's right to continue payroll deduction contributions shall terminate on the date which is 91 days after the day the

  Participant last rendered active service, and all of the Participant's payroll deductions accumulated prior to such date shall be refunded to the Participant as soon as practicable following such date.

        8.7.    Change in Control.    Unless otherwise determined by the Committee, outstanding purchase rights shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the purchase period in which such Change in Control occurs to the purchase of shares of Common Stock at a purchase price per share equal to the purchase price determined under Section 8.3 for the portion of the purchase period that expired prior to such Change in Control. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. The Company shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control in accordance with Section 8.6(a) above.

        8.8.    Proration of Purchase Rights.    Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any Purchase Date exceed the number of shares then available for issuance under the Plan, the Committee shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

        8.9.    Assignability.    Purchase rights shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

        8.10.    No Stockholder Rights.    A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase rights until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

        8.11.    Dividends.    Once shares are purchased on a Participant's behalf, to the extent that dividends are paid on such shares, such dividends shall be distributed in cash to the Participant.

9.    Accrual Limitations

        9.1.    Twenty Thousand Dollar Limit.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Company Affiliate, would otherwise permit such Participant to purchase more than Twenty Thousand Dollars ($20,000) worth of stock of the Company or any Company Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

        9.2.    Application of the Limit.    For purposes of applying such accrual limitations, (i) the right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted and, (ii) the right to acquire Common Stock under any outstanding purchase right shall accrue in accordance with the rate preserved in the Plan, but in no event may such rate exceed Twenty Thousand Dollars ($20,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for any one calendar year.

        9.3.    Refund of Excess.    If solely by reason of such accrual limitations, the purchase rights of a Participant does not accrue for a particular purchase period, then the payroll deductions which the

Participant made during that purchase period with respect to such purchase rights shall be refunded within thirty (30) days, or at the sole discretion of the Committee, held until the next purchase period for which such Participant is eligible to make a purchase under the Plan.

        9.4.    Limit Controls.    In the event there is any conflict between the provisions of this Section 9 and one or more provisions of the plan or any instrument issued thereunder, the provisions of this Section 9 shall be controlling.

10.    Effective Date and Termination of the Plan

        10.1.    Effective Date.    The Plan was adopted by the Board on December 20, 2007 and became effective on the Effective Date.

        10.2.    Termination of the Plan.    Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the 10-year anniversary of the Effective Date, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

11.    Amendment of the Plan

        The Board may alter, amend, suspend or discontinue the Plan at any time, with such change to become effective immediately following the close of any purchase period. However, the Board may not, without the approval of the Company's stockholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

12.    General Provisions

        12.1.    Costs and Expenses.    All costs directly related to the sale, transfer or delivery of Common Stock to Participants pursuant to the Plan shall be borne by the Participants. All costs and expenses otherwise incurred in the administration of the Plan shall be paid by the Company.

        12.2.    No Right to Employment.    Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or any Company Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Company Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

        12.3.    Governing Law.    Except to the extent federal law applies, the provisions of the Plan shall be governed by the laws of the State of Delaware without regard to that State's conflict-of-laws rules.

SCHEDULE A
Companies Participating in
Employee Stock Purchase Plan

MWI Veterinary Supply, Inc.
MWI Veterinary Supply Co.

MWI VETERINARY SUPPLY, INC.
Annual Meeting of Stockholders

February 6, 2008
8:30 a.m. MST

Boise Centre On-The-Grove
850 W. Front Street
Boise, Idaho 83702

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 6, 2008.

Please mark, sign, date and return this proxy promptly in the enclosed envelope or return to MWI Veterinary Supply, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint James F. Cleary, Jr. and Mary Patricia B. Thompson, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(See reverse side.)

Proposal #1: Election of Directors:
01 02 03 04 05 06 07	Keith E. Alessi Bruce C. Bruckmann James F. Cleary John F. McNamara A. Craig Olson Robert N. Rebholtz, Jr. William J. Robison	☐ ☐ ☐
FOR all nominees listed at left

WITHHOLD AUTHORITY to vote for all nominees listed at left

For All Except—To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box below that corresponds to the nominee list at left
☐ 01 ☐ 02 ☐ 03 ☐ 04 ☐ 05 ☐ 06 ☐ 07

Proposal #2: Ratification of Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain
Proposal #3: Approval of 2008 Employee Stock Purchase Plan	☐ For	☐ Against	☐ Abstain

Signature(s)	Date

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Address Change: ☐ Yes ☐ No New Address:

QuickLinks

VOTING PROCEDURES
CORPORATE GOVERNANCE
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards
Option Exercises and Stock Vested
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
ELECTION OF DIRECTORS PROPOSAL #1
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROPOSAL #2
AUDIT COMMITTEE REPORT
APPROVAL OF 2008 EMPLOYEE STOCK PURCHASE PLAN PROPOSAL #3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS
CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING
OTHER BUSINESS
  Appendix A
MWI VETERINARY SUPPLY, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN
MWI VETERINARY SUPPLY, INC. Annual Meeting of Stockholders